SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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BOYD GAMING CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2022

BOYDGAMING

Notice of Annual Meeting and Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2022

TO THE STOCKHOLDERS OF BOYD GAMING CORPORATION:

You are invited to attend our 2022 Annual Meeting of Stockholders, which will be held on May 5, 2022 at 1:00 p.m., Pacific Daylight Time. This year’s Annual Meeting will be conducted virtually via a live audio webcast. Our executive corporate offices, located at 6465 South Rainbow Boulevard, in Las Vegas, Nevada, will serve as the statutory location from which the Annual Meeting will be hosted. However, you will only be able to attend the Annual Meeting, submit your questions and vote online during the meeting via electronic communication at http://www.virtualshareholdermeeting.com/BYD2022. By logging into this site, you will be deemed present at the Annual Meeting. At the Annual Meeting, our stockholders will consider and vote on the following matters:

1.	To elect nine members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement attached to and made part of this notice.

Our board of directors has fixed the close of business on March 11, 2022 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

We are mailing a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this proxy statement and our 2021 Annual Report to Stockholders. The Internet Availability Notice contains instructions on how to access those documents over the Internet and also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2021 Annual Report and a form of proxy card or voting instruction card, as applicable. All stockholders who have previously requested a paper copy of the proxy materials by mail will receive a paper copy rather than the Internet Availability Notice.

All stockholders are invited to attend the virtual Annual Meeting conducted via live audio webcast. However, whether or not you expect to attend the Annual Meeting online, we urge you to vote as promptly as possible by following the instructions included in this proxy statement or by following the instructions detailed in the Internet Availability Notice, as applicable, in order to ensure your representation and the presence of a quorum at the Annual Meeting. If you mail your proxy card or vote by telephone or online, you may still decide to attend the Annual Meeting and vote your shares in person.

By Order of the Board of Directors

William S. Boyd

Co-Executive Chair

Las Vegas, Nevada

March 23, 2022

SUMMARY

Our board of directors (our “Board”) is soliciting proxies for our 2022 Annual Meeting of Stockholders. This summary highlights information you will find in this proxy statement. As it is only a summary, we encourage you to review the entire proxy statement before you vote.

MEETING INFORMATION
• Date and Time:	May 5, 2022 at 1:00 p.m. PDT
• Location:	Virtual only, at http://www.virtualshareholdermeeting.com/BYD2022
• Record Date:	March 11, 2022
• Proxy Mailing Date:	On or about March 23, 2022

HOW TO VOTE

By internet: Visit the website listed on your proxy card	By phone: Call the telephone number on your proxy card.	By mail: Sign, date and return the proxy card If you elected to receive one	At the meeting: Vote during the annual meeting when the polls are open

AGENDA AND VOTE RECOMMENDATIONS:

Matter		Board Vote Recommendation

Proposal 1	Election of Directors	FOR

Proposal 2	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2022	FOR

In this proxy statement:

•	“we,” “us”, the “Company” and “Boyd Gaming” mean Boyd Gaming Corporation, a Nevada corporation, unless otherwise indicated; and
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“Annual Meeting” means our 2022 Annual Meeting of Stockholders to be held on May 5, 2022 at 1:00 p.m. PDT, and any adjournment or postponement thereof. Stockholders may only attend the Annual Meeting virtually. To do so please visit http://www.virtualshareholdermeeting.com/BYD2022.

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Our Approach to Business: Boyd Style

Founded in 1975, we are a leading geographically diversified operator of 28 gaming entertainment properties in ten states. We are also a strategic partner and 5% equity owner of FanDuel Group, the nation’s leading sports- betting and iGaming operator. Boyd Gaming is built on a philosophy we call “Boyd Style”, which means sharing our success with others, treating our stakeholders with respect and honesty, and making sure our home communities are better places because we are a part of them. We believe our commitment to Environmental, Social and Corporate Governance (“ESG”) initiatives supports and enhances our ability to create long-term stockholder value.

OUR ESG PILLARS

ENVIRONMENT

▪	Conserving Energy and Water
▪	Reducing Carbon Emissions
▪	Diverting Waste from Landfill

PEOPLE

▪	Promoting Workplace Diversity & Inclusion
▪	Sharing our Success with Team Members
▪	Promoting Safety and Protecting Team Members
▪	Responsible Gaming

COMMUNITIES

▪	Corporate Philanthropy
▪	Pandemic Relief
▪	Workplace Giving
▪	Supporting Diverse Suppliers

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CARING ABOUT THE ENVIRONMENT

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Conserving Energy and Water: Through our investments in “green” technology and continual changes throughout our operations, Boyd Gaming is committed to making meaningful and consistent reductions in our consumption of energy and water. In 2021, we continued to make progress reducing our consumption of energy and water compared to our 2017 baseline levels.

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Reducing Carbon Emissions: In concert with our energy conservation measures, we support the fight against climate change through a focus on meaningful reductions in our carbon emissions. We anticipate that our continued energy savings will result in further reductions in our Scope I and Scope II emissions compared to our 2017 baseline, and we are looking to partner with our vendors to better track and reduce Scope III emissions.

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Diverting Waste from Landfill: We have formed “Green Teams” of team members at every Boyd Gaming property, tasked with identifying and implementing ways to reduce the amount of waste sent to landfills through recycling and composting programs. We achieved an overall waste diversion rate of just under 50% in 2021 and have set a goal of 60% by 2025.

CARING ABOUT PEOPLE

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Promoting Workforce Diversity & Inclusion: As the top-ranked gaming company in Forbes magazine’s 2021 listing of “America’s Best Employers for Diversity,” Boyd Gaming believes that our diverse workforce makes us a stronger company. We are committed to creating opportunities for team members of every background, gender and ethnicity, as evidenced by our “majority minority” and majority female workforce.

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Sharing our Success with Team Members: In recognition of our team members’ extraordinary efforts in managing restrictions related to the COVID-19 pandemic (“Pandemic”) and labor shortages, Boyd Gaming paid two separate cash bonuses to all non-executive team members over the last nine months. Additionally, we have announced a pathway to a $15 per hour minimum wage for all non-tipped, non-represented team members by mid-2023.

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Promoting Safety and Protecting Team Members: Thanks to our comprehensive workplace safety programs and training, Boyd Gaming continued to maintain our industry’s lowest overall workplace injury rates in 2021. Additionally, we have implemented robust programs to protect team members from wrongdoing, including universal anti-harassment training and a 24/7, anonymous “whistleblower” hotline.

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Responsible Gaming: Boyd Gaming is committed to promoting responsible gaming throughout our nationwide operations, and to helping provide assistance to those who experience harm from gambling. We make annual contributions to national and state problem gambling organizations; post prominent responsible gaming signage throughout our properties; and require all Boyd Gaming team members to participate in annual responsible gaming training. Additionally, we have formed an internal committee of executives from across the Company tasked with reviewing our responsible gaming practices and implementing operational and marketing improvements to further enhance our responsible gaming initiatives.

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CARING ABOUT OUR COMMUNITIES

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Corporate Philanthropy: As part of our commitment to strengthen and serve our communities, Boyd Gaming contributed more than $43 million over the last three years to non-profit organizations serving the communities in which we operate. Our charitable giving focuses on our strategic priorities of Community & Culture; Education; and Health & Human Services.

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Pandemic Relief: To assist our communities with the unprecedented health, social and economic impacts of the Pandemic, Boyd Gaming initiated a nationwide special relief campaign from late 2020 through mid-2021. The Company contributed $1.3 million in 2020 and 2021 (included in the total under “Corporate Philanthropy” above) to assist non-profits in 16 separate communities nationwide, with a majority of funds directed to organizations focused on food insecurity.

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Workplace Giving: To facilitate charitable donations by our team members, Boyd Gaming has implemented “Giving the Boyd Way,” an online charitable giving and volunteering platform. In 2021, Boyd Gaming team members continued to contribute to non-profit organizations through this charitable giving tool.

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Supporting Diverse Suppliers: Our Company is focused on leveraging our supply chain to create purchasing opportunities for diverse businesses in our communities. Boyd Gaming seeks to identify opportunities to purchase from and partner with small and midsized businesses; minority-owned business enterprises and/or women-owned business enterprises; veteran-owned business enterprises; and businesses owned and operated by members of the LGBTQ community.

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EFFECTIVE

GOVERNANCE

With one of the most experienced leadership teams in the casino industry, we pride ourselves on offering our guests an outstanding entertainment experience, delivered with unwavering attention to customer service.

We carry out this mission while demonstrating the highest level of integrity, which starts in the boardroom and carries through to each of our properties. Through teamwork, respect, and a disciplined approach to executing on our goals, we strive to maximize stockholder value, to be a leader in our industry, and to provide meaningful opportunities for our employees and our communities.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board continually reviews our practices with a focus on promoting our commitment to deliver long-term stockholder value, strengthen the Board’s accountability and continue to maintain a high level of public trust in our Company.

  Unclassified Board and annual election of directors

  Lead independent director

  All Committee members are independent

  Separation of Co-Chair and Chief Executive Officer roles

  All non-executive members are independent and receive full Board and management support in proposing agenda items

  Board and Committees conduct annual self-evaluations

  All Audit Committee members are “audit committee financial experts”

  Stock ownership guidelines for directors and executive officers

  Limit the number of public company boards on which our directors may serve

  No poison pill

  Anti-hedging policy

  Clawback policy to recapture executive incentive payments

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BOARD QUALIFICATIONS AND EXPERIENCE

The Corporate Governance and Nominating Committee annually performs an assessment of our Board’s composition with a view that diversity, inclusive of gender, race and experience, is a critical component of sound corporate governance. The following outlines a subset of the attributes of our independent directors identified during the assessment.

* Includes non-independent members. The assessment includes results for Veronica Wilson, who subsequently announced her intent not to stand for re-election to the Board at the Annual Meeting.

DIRECTOR NOMINEES

William S. Boyd Co-Executive Chair Director Since: 1988 Age: 90 Other Public Company Boards: Director Emeritus of Western Alliance Bancorporation

EXPERIENCE:

Mr. Boyd has served as a director of the Company since its inception in June 1988 and as Chairman of the Board of Directors since August 1988. Mr. Boyd has served in the role of our Executive Chairman of the Board of Directors of the Company since January 2008, and now serves as our Co-Executive Chair of the Board of Directors beginning in January 2021. Mr. Boyd previously held the position of Chief Executive Officer of the Company from August 1988 through December 2007. A co-founder of California Hotel and Casino, the predecessor of the Company and now one of its subsidiaries, Mr. Boyd has been a director of that company since its inception in 1973, and he has held several offices with that company, including having served as its President. Prior to joining California Hotel and Casino, Mr. Boyd practiced law in Las Vegas.

Mr. Boyd has served as Vice Chairman of the board of directors of the American Gaming Association and the President Emeritus of the National Center for Responsible Gaming. Mr. Boyd is the father of Marianne Boyd Johnson and William R. Boyd, both of whom are directors and officers of the Company. Mr. Boyd has made significant contributions to the gaming industry throughout his career and has demonstrated unwavering leadership of the Company he co-founded in 1975 with his father, in addition to his background in the legal profession.

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Marianne Boyd Johnson Co-Executive Chair and Executive Vice President Director Since: 1990 Age: 63 Other Public Company Boards: Western Alliance Bancorporation

EXPERIENCE:

Ms. Johnson has served as the Co-Executive Chair of the Board of Directors of the Company since January 2021, after having served as Vice Chair of the Board of Directors since February 2001. Ms. Johnson has served as Executive Vice President of the Company since January 2008, a position which followed more than 10 years of service within the Company’s senior management team and 15 years of service in various operations positions within the Company. Ms. Johnson also serves as chief diversity officer of the Company and serves as Chair of the Company’s diversity council.

Ms. Johnson provides significant “ground up” operations and management experience in the gaming and hospitality industry. In her role as Co-Executive Chair, Ms. Johnson continues to support Boyd Gaming’s strategic focus and ensures continuity of the Company’s culture, which has long served as a foundational cornerstone for our success.

Keith E. Smith President, Chief Executive Officer and Director Director Since: 2005 Age: 61 Other Public Company Boards: SkyWest, Inc.

EXPERIENCE:

Mr. Smith has been President and a director of the Company since April 2005, and he has served as Chief Executive Officer since January 2008. Prior to that, Mr. Smith held several positions in senior management since his joining the Company in September 1990, including serving as Chief Operating Officer. Mr. Smith served as a board member of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from 2009 through 2014 and served as its Chair from January 2012 through December 2014. Mr. Smith has served on the board of the Nevada Resort Association since 2005 and served as its Chair from December 2008 until December 2012. Mr. Smith previously served on the board of directors of the American Gaming Association and served as its Chair in 2010 and 2011, and on the board of directors of the Las Vegas Convention and Visitors Authority, serving as its Vice Chair from 2006 to 2011.

Mr. Smith brings a meaningful depth of experience and perspective from over 35 years in the gaming industry, including with respect to strategic operations, management and financial matters along with his service on industry, financial and other public company boards.

William R. Boyd Director and Vice President Director Since: 1992 Age: 62 Other Public Company Boards: None

EXPERIENCE:

Mr. Boyd has served as Vice President of the Company since December 1990 and as a director since September 1992. He also serves as chair of the Company’s corporate compliance committee and is a member of the Company’s diversity council. Prior to his current position, Mr. Boyd also held various administrative and operations positions within the Company since 1978. Mr. Boyd serves on the board of directors of the Better Business Bureau of Southern Nevada.

Mr. Boyd has served approximately 40 years in the gaming industry with the Company and has held various operational and administrative roles. Mr. Boyd’s contributions while serving as Chair of the Company’s compliance committee provide valuable perspective to both management and the Board regarding compliance matters across the Company.

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Peter M. Thomas Lead Independent Director Director Since: 2004 Age: 72 Other Public Company Boards: None

EXPERIENCE:

Mr. Thomas is the Managing Director of Thomas & Mack Co. LLC, a commercial real estate development and management company. He also served as President and Chief Operating Officer of Bank of America, Nevada and its predecessor, Valley Bank of Nevada, for nearly 13 years. Mr. Thomas has been a member of the board of directors of City National Bank since April 2003, which prior to its acquisition in November 2015 was publicly held. Mr. Thomas was a board member of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from January 2003 to December 2008.

Mr. Thomas brings extensive experience in the banking and finance industry from his prior service on the board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco and other public company boards along with significant perspective regarding commercial real estate matters that are key to the Company’s operations.

Christine J. Spadafor Director Director Since: 2009 Age: 66 Other Public Company Boards: None

EXPERIENCE:

Ms. Spadafor is the Chief Executive Officer of SpadaforClay Group, Inc., a management consulting firm working at the intersection of strategy, operations, risk management, regulatory compliance, and ESG and Diversity, Equity and Inclusion (“DEI”) initiatives. Ms. Spadafor has served non-profit organizations in board and executive leadership capacities, including serving as Chief Executive Officer of St. Jude’s Ranch for Children. Ms. Spadafor is a commentator on BBC World Service’s “Business Matters” global radio broadcast, a lecturer in the Visiting Executive Program at Tuck School of Business at Dartmouth and is a frequent speaker at seminars and meetings addressing board governance, gender equity and women in leadership topics, including at conferences sponsored by Harvard Medical School, Harvard T. H. Chan School of Public Health and Harvard Business School. In addition, she is a Distinguished Professor of Practice in the Master’s degree program at the Greenspun College of Urban Affairs in the School of Public Policy and Leadership at the University of Nevada, Las Vegas. Ms. Spadafor is an author, speaker/keynote at seminars, meetings and on podcasts. In 2008, the American Bar Association (Direct Women) recognized her as one of the nation’s top 20 female attorneys with business expertise to serve on corporate boards.

Ms. Spadafor contributes broad business and management experiences to our Board and brings a sound foundation for understanding and applying strategic approaches to operational issues, both domestically and internationally.

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John R. Bailey Director Director Since: 2015 Age: 61 Other Public Company Boards: None

EXPERIENCE:

Mr. Bailey is managing partner of Bailey Kennedy, a Las Vegas law firm which he founded in 2001. Mr. Bailey has more than 35 years of legal experience, with a particular focus on business practices, commercial corporate litigation, healthcare law and gaming law. Mr. Bailey has served in board positions with a wide range of regulatory and community organizations over the last 15 years, including as Chair of the Nevada State Athletic Commission, Chair of the Nevada State Bar Moral Character and Fitness Committee, Chair of the Governing Board of the Andre Agassi College Preparatory Academy, Member of the Southern Nevada District Court Review Commission, and a Director of the Council for a Better Nevada, the Las Vegas Global Economic Alliance, The Public Education Foundation and The Smith Center for the Performing Arts. He previously served on the board of directors of SHFL Entertainment, Inc., at the time a publicly traded company.

Mr. Bailey introduces perspectives and best practices based on his more than 35 years in the practice of law, including his past service on regulatory boards and his prior service within the gaming industry on the board of directors of a publicly traded company.

A. Randall Thoman Director Director Since: 2019 Age: 70 Other Public Company Boards: Southwest Gas Holdings, Inc.

EXPERIENCE:

Mr. Thoman is the principal of Thoman International, LLC, a business advisory and consulting firm, which he formed in 2009. Prior to his current responsibilities, Mr. Thoman held several positions at Deloitte & Touche LLP (“Deloitte”) during a more than 30-year career with the firm, including serving as a partner from 1991 until his retirement in 2009. For more than 15 years, Mr. Thoman served as the primary technical partner in Deloitte’s Las Vegas office, having responsibility for the technical interpretation and application of accounting principles and audit standards and the review of all reporting issues and financial statements for Nevada-based clients registered with the Securities and Exchange Commission (“SEC”). He previously served on the board of directors of SLS Las Vegas and SHFL Entertainment, Inc.

Mr. Thoman has extensive experience and expertise in audit and financial accounting, including more than 30 years as a Certified Public Accountant in addition to his extensive experience regarding technical accounting matters and management. Mr. Thoman also provides perspective as a result of his service on other boards of directors of public companies and within the gaming industry.

Paul W. Whetsell Director Director Since: 2015 Age: 71 Other Public Company Experience: Hilton Grand Vacations, Inc.

EXPERIENCE:

Mr. Whetsell previously served as Vice Chairman of Loews Hotels Holding Corporation and as President and Chief Executive Officer from January 2012 until 2015. Mr. Whetsell has served as President and Chief Executive Officer of Capstar Hotel Company since 2006. Mr. Whetsell served on the board of NVR, Inc., a publicly traded company, from 2007 until his retirement from that board in 2018. Mr. Whetsell was a member of the American Hotel & Lodging Association’s Industry Real Estate and Financing Advisory Council and previously served on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). Mr. Whetsell currently serves on the board of the Cystic Fibrosis Foundation and the non-profit First Book.

Mr. Whetsell provides significant and strategic expertise from his more than 35 years of senior management responsibilities within the hospitality industry, his active involvement in lodging and hospitality associations and his service on other public company boards.

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Our Board held a total of eleven meetings during 2021. Each of our current directors attended at least 75% of the Board meetings and the committees of the Board on which the director served that were held during the applicable period of service. We encourage, but do not require, our directors to attend our annual stockholder meetings. Each of our directors attended the 2021 annual stockholder meeting.

Identifying and Evaluating Director Nominees

Our Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate director nominees. Candidates may come to the attention of the Corporate Governance and Nominating Committee via our current Board members, professional search firms, stockholders or other persons. These candidates will be evaluated by our Corporate Governance and Nominating Committee and may be considered at any point during the year.

The Corporate Governance and Nominating Committee considers diversity as one of many factors in the identification and evaluation of potential director nominees. The overriding principle guiding our director nomination process is a desire to ensure that our Board serves the interests of our stockholders. We believe that having diverse skills, experiences and perspectives represented on the Board maximizes stakeholder value. When the Committee evaluates director nominees, it may consider the following elements, among others:

✓	Gender and ethnicity;

✓	Financial and accounting acumen;

✓	Personal and professional integrity;

✓	Business or management experience; and

✓	Leadership and strategic planning experience.

The Corporate Governance and Nominating Committee annually performs an assessment of our Board’s composition regarding age, skills and experience and the effectiveness of its efforts to consider diversity in its director nomination process. The Committee believes its director nomination process, including its policy of considering diversity in that process, has created a Board with diverse backgrounds and experiences that collectively serves the interests of our stockholders well.

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Stockholders may also suggest a director candidate for consideration by submitting a recommendation to the Corporate Governance and Nominating Committee Chair, care of our Corporate Secretary, at 6465 South Rainbow Boulevard, Las Vegas, Nevada 89118, no later than 60 days prior to the date of the 2023 Annual Meeting of Stockholders. Such notice must include the candidate’s name, biographical data, relationship to the stockholder and other relevant information. Such notice must also meet the eligibility, procedural and any other requirements set forth in our Amended and Restated Bylaws.

Director Independence

Our Corporate Governance Guidelines require that our Board consist of a majority of independent directors consistent with the New York Stock Exchange (“NYSE”) listing standards. These standards require the Board to determine, among other things, that our independent directors have no material relationship with Boyd Gaming other than as a director. The Board considers all known relevant facts and circumstances about the relationships bearing on the independence of a director or nominee and also considers sales and purchases of products and services in the ordinary course of business between Boyd Gaming and other companies where a director or immediate family member may have a relationship, including the interests of Mr. Thomas and certain family members in Switch, Inc.

Applying these standards, each of the following individuals is considered an “independent director”:

John R. Bailey

Christine J. Spadafor

A. Randall Thoman

Peter M. Thomas

Paul W. Whetsell

Veronica J. Wilson*

*	Ms. Wilson has decided not to stand for re-election at the Annual Meeting.

Risk Management

Our Board is responsible for company-wide risk oversight, with our senior management bearing primary responsibility for managing these risks. The Board’s oversight functions are primarily coordinated through each of our Board committees. Each of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee receives regular updates from management and works with management to assess potential risk exposures and understand the controls in place to mitigate potential impacts of such risks. In turn, our Board committees report to the full Board at least four times per year regarding their respective areas of risk oversight responsibilities.

Gaming and Regulatory Risk Management: We take our duty to be a responsible member of the gaming industry seriously. Our Corporate Compliance Committee oversees our Company’s gaming and regulatory compliance programs, which include gaming operations, government regulations, and financial crime prevention such as anti-money laundering (AML) compliance and procedures. To ensure proper visibility and transparency, the Corporate Compliance Committee is chaired by a member of our Board of Directors who provides regular reports of each meeting directly to the Corporate Governance and Nominating Committee.

Cybersecurity Risk Management: Led by a dedicated Information Security team, Boyd Gaming operates with the highest degree of integrity in designing, delivering and maintaining a comprehensive program that safeguards our systems, services and data from cybersecurity-related threats. Supporting these efforts, Boyd Gaming team members are required to take regular information security training, ensuring our entire team is aware of the latest risks in cybersecurity and is prepared to do their part to keep our systems and information secure. Our Chief Information Officer provides the full Board quarterly updates on cybersecurity and data protection matters, our information and data security initiatives and practices, and any developments in the threat environments that we face.

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ESG and Risk Management: Our Board and management understand that operating on a foundation of corporate responsibility, community and stewardship are key to ensuring the Company’s long-term success. Our Corporate Governance and Nominating Committee is responsible for overseeing the Company’s strategies related to sustainability, diversity and stewardship (collectively, our “ESG Initiatives”), with clear communication to the other committees and the full Board on these topics. The Committee actively engages with management regarding the execution of our ESG initiatives and the proper public disclosure of these topics.

Board Committees

Our Board has three standing committees as outlined below, each comprised of independent directors. The charters for each of these committees are available on our website at www.boydgaming.com.

Director*	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

John R. Bailey		●	●

Christine J. Spadafor	F		C

A. Randall Thoman	C, F

Peter M. Thomas	F	C	●

Paul W. Whetsell		●	●

Veronica J. Wilson**	F	●

Committee Meetings in 2021	10	6	7

*	C: Chair, F: Audit Committee Financial Expert as defined in applicable SEC rules.
**	Ms. Wilson has decided not to stand for re-election at the Annual Meeting.

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Audit Committee: Our Audit Committee is responsible for supervising our financial controls, appointing our independent registered public accounting firm, managing our financial statement and disclosure processes, meeting with our officers regarding our financial controls, acting upon recommendations of our auditors and taking such further actions as the Audit Committee deems necessary to complete an audit of our books and accounts.

•

Corporate Governance and Nominating Committee: The Corporate Governance and Nominating Committee’s responsibilities include assisting the Board in identifying qualified individuals to become Board members, determining the composition and compensation of the Board and its committees, conducting annual reviews of each director’s independence and making recommendations to the Board based on its findings, recommending to the Board the director nominees for election at the annual meeting of stockholders, establishing and monitoring a process of assessing our Board’s effectiveness, and developing and recommending to the Board and implementing a set of corporate governance principals and procedures applicable to the Company. The Corporate Governance and Nominating Committee also oversees the Company’s ESG efforts.

•

Compensation Committee: Our Compensation Committee oversees all compensation policies for employees, making recommendations to the Board regarding compensation matters, determining compensation for the Chief Executive Officer and providing oversight of our compensation philosophy as described under “Compensation Discussion and Analysis.” In addition, the Compensation Committee administers the Company’s stock plans and determines the terms and conditions of issuances thereunder.

The Compensation Committee has the authority to retain consultants to assist in evaluating various elements of our compensation programs and in making compensation determinations, including for our Chief Executive Officer. The Compensation Committee continued its engagement of Exequity, LLP (“Exequity”) in 2021 to provide compensation-related analyses and consulting services. Our CEO also provides recommendations to the Compensation Committee for each Named Executive Officer and for members of our management committee (“Management Committee”), which performs an active role in the leadership and strategy for the development, operations and growth of the Company. The Compensation Committee determined that Exequity is independent and has not created any conflict of interest.

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Compensation Committee Interlocks and Insider Participation

During 2021, the members of our Compensation Committee consisted of Messrs. Bailey, Thomas, and Whetsell and Ms. Wilson. None of the Company’s executive officers serves as a director or member of the compensation committee of another entity that has one or more executive officers serving as a director of the Company or on the Company’s Compensation Committee.

Communicating with our Board

Our stockholders and other interested parties may communicate with our Board by writing to:

Boyd Gaming Corporation

6465 South Rainbow Boulevard, Las Vegas, Nevada 89118

Attn: Corporate Secretary

Communications will be reviewed by our Corporate Secretary and, if determined to be relevant to our operations and policies, they will be forwarded to our Board or our lead independent director, as appropriate.

DIRECTOR COMPENSATION

Our non-employee director compensation program consists of cash retainers, an annual grant of restricted stock units (RSUs) and eligibility for certain medical and health benefits. The annual cash retainer component is available to non-employee directors as follows.

Board Service	- Annual fee of $75,000

Lead Independent Director Service	- Annual fee of $25,000

Audit Committee Service	- Chair annual fee of $29,000 - Member annual fee of $25,000

Compensation Committee Service	- Chair annual fee of $20,000 - Member annual fee of $10,000

Corporate Governance and Nominating Committee Service	- Chair annual fee of $15,000 - Member annual fee of $10,000

All non-employee directors also receive an award of RSUs equal to $175,000 on each annual meeting date. Beginning in 2021, RSUs granted to directors in recognition of their Board service fully vest on the grant date and are paid in shares of our common stock. All RSU grants made to non-employee Board members prior to 2021 will be fully released upon the Director’s retirement from our Board.

The following table sets forth the compensation earned for director services by each non-employee director during the fiscal year ended December 31, 2021.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Peter M. Thomas	144,000	175,000	14,435	333,435
Christine J. Spadafor	104,000	175,000	9,096	288,096
A. Randall Thoman	104,000	175,000	14,435	293,435
John R. Bailey	91,667	175,000	14,435	281,102
Robert L. Boughner(5)	37,500	175,000	9,623	222,123
Paul W. Whetsell	91,667	175,000	14,435	281,102
Veronica J. Wilson	99,000	175,000	—	274,000

(1)

Neither Messrs. William S. Boyd, William R. Boyd, or Smith, nor Ms. Johnson receive compensation for serving as a member of the Board, but they are compensated for their service as executive officers. For more information, see “Compensation Discussion and Analysis” and “Transactions with Related Persons.”

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(2)

Includes amounts deferred under our Deferred Compensation Plan to the extent of such individual’s participation. The plan permits a participating director to defer up to 100% of his or her director fees that are paid in cash.

(3)

Reflects the grant date fair value of awards made pursuant to our Stock Incentive Plan, as determined in accordance with Accounting Standards Codification (“ASC”) 718. The grant date fair value for awards is measured based on the fair market value of our common stock on the date of grant, calculated as the closing price for our common stock. Assumptions used in the calculation of these amounts are included in Note 10, “Stockholders’ Equity and Stock Incentive Plans,” to our audited financial statements for the fiscal year ended December 31, 2021 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2022.

(4)

Each of our non-employee directors is eligible to participate in our Medical Expense Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. Represents amounts paid in the form of plan premiums and/or received as reimbursement under the plan for the fiscal year ended December 31, 2021.

(5)	Mr. Boughner retired from the Board effective June 30, 2021.

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COMPENSATION

DISCUSSION

AND ANALYSIS

Our named executive officers (“NEOs”) for the fiscal year ended December 31, 2021 are:

▪	William S. Boyd, Co-Executive Chair of the Board;
▪	Keith Smith, President and Chief Executive Officer;
▪	Josh Hirsberg, Executive Vice President, Chief Financial Officer and Treasurer;
▪	Stephen Thompson, Executive Vice President, Operations; and
▪	Theodore Bogich, Executive Vice President, Operations.

Our Compensation Philosophy

We are focused on generating sustainable value for our stockholders by demonstrating operational excellence, delivering positive financial results, and maintaining a disciplined yet forward-looking approach to capital deployment and strategic opportunities. We also value our commitment to returning capital to our stockholders.

Throughout 2021, we were able to build on the strong operating momentum that began when we reopened our properties that were closed during the first half of 2020. By streamlining our cost structure, using our technological and marketing capabilities, and maintaining a tight focus on our core customer, we delivered the strongest annual performance in our Company’s history and placed the Company in a position of financial strength. We also made significant progress advancing our ESG Initiatives in 2021, which included reducing energy consumption and natural resources and lowering carbon emissions compared to our 2017 baseline, enhancing our Company’s responsible gaming initiatives, establishing a companywide waste diversion program, and continuing progress in furthering the diversity of our workforce and leadership teams.

We seek to align the compensation packages of our NEOs with this long-term strategy. To achieve this, we tie a meaningful portion of compensation to achieving predetermined goals and reward individual contributions to our overall success. Our pay principles are structured to appropriately balance achievement of short- and long-term goals and promote our philosophy of being innovative yet disciplined. Mr. Smith’s 2021 compensation was allocated as follows:

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Our goal is to align executive interests with our stockholders and all stakeholders by setting performance incentives that provide a clear path to achieving long-term value. This philosophy carries into our executive pay design in the following ways:

▪	Total executive compensation is targeted at the 50th percentile of the Company’s peer group
▪	Annual cash incentives are performance-based
▪	Long-term compensation is 50% performance-based and 100% equity-denominated
▪	Executives are subject to stock ownership guidelines
▪	None of our executives has an employment agreement

We believe our NEO compensation packages are competitive with other leading companies in the gaming and hospitality industries, which generally fall into three categories: (i) core gaming companies; (ii) gaming technology/equipment companies; and (iii) resort/hotel operators. Our Compensation consultant, Exequity, assists us in conducting peer group analyses with a view toward establishing NEO total compensation that is competitive with our peers. Our peer group for 2021 consisted of the following: Caesars Entertainment Corp.; Churchill Downs, Inc.; Eldorado Resorts, Inc.; Las Vegas Sands Corp.; MGM Resorts International; Penn National Gaming, Inc.; Red Rock Resorts, Inc., Wynn Resorts, Ltd.; Extended Stay America, Inc.; Hilton Grand Vacations, Inc.; Hyatt Hotels Corp.; Marriott Vacations Worldwide Corporation; Scientific Games Corporation; Six Flags Entertainment Corp.; Vail Resorts, Inc.; and Wyndham Worldwide Corp.

Short-Term Performance Incentives

We believe our management team’s effort and focus on transforming and executing our strategy and commitment to sustaining a more efficient and profitable operating model into the future has allowed Boyd Gaming to successfully navigate the challenges presented by the Pandemic.

The Compensation Committee continued its philosophy of executing on a measured approach to our compensation in 2021, including in response to the challenging circumstances facing the Company due to the Pandemic. The Compensation Committee recognized that 2021 presented the Company with another unique set of uncertainties as management navigated through the reopening of our properties after being forced to close temporarily due to the Pandemic. Recognizing these challenges, the Compensation Committee established two six-month performance periods under our Management Incentive Plan (the “2000 MIP”), which is our short-term incentive plan applicable to executive management that pays out annually in cash awards.

The Compensation Committee approved a design for the short-term incentive program based on two six-month performance periods. Target metrics for the first six-month performance period were based on Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Rent (“Adjusted EBITDAR”)1 and target metrics for the second six-month performance period were based on a mix of Adjusted EBITDAR and on demonstrating meaningful progress toward achieving the Company’s ESG and Diversity, Equity and Inclusion (“DEI”) initiatives.

[1]

Adjusted EBITDAR is a non-GAAP financial measure. For supplemental financial data and corresponding reconciliation of EBITDAR to the most comparable GAAP measure, please see Note 13 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

First Half 2021
Metric	Weight	Threshold	Target	Maximum
Adjusted EBITDAR	100%	$343,092,000*	$428,865,000	$514,638,000*

Second Half 2021
Metric	Weight	Threshold	Target**	Maximum
Adjusted EBITDAR	80%	$480,141,600*	$600,177,000	$720,212,400*
ESG and DEI Growth	20%	—	—	—

*	Performance at 80% of target would have resulted in a payout of 50% of an executive’s target, and performance at 120% would have resulted in a payout of 200% of an executive’s target.
**	Level of achievement of the ESG and DEI Growth metric was based on the Company’s overall progress regarding ESG and DEI initiatives.

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Maximum payout under the short-term incentive plan is capped at 200% of target. Actual Adjusted EBITDAR for the first half of 2021 equaled $678,000,000, which resulted in a maximum payout under the plan for the first half of 2021 performance period. Actual Adjusted EBITDAR for the second half of 2021 equaled $688,000,000 and the Compensation Committee determined the Company’s achievement of ESG and DEI growth to be at target, which resulted in a payout of 171% under the plan for the second half of the 2021 performance period. This resulted in a blended payout under the short-term incentive plan of 185.5%, which was paid entirely in 2022.

Long-Term Performance Incentives

We believe long-term compensation should serve both as an incentive for achieving longer term Company performance goals and as a retention tool for our executives. We also believe that stock price appreciation and ownership in the Company are valuable incentives that align executive and stakeholder interests. Our NEOs receive long-term incentive compensation in the form of RSUs, Performance Shares and Career Shares. Our Annual long-term incentive grants to our NEOs are comprised 50% of RSUs and 50% of Performance Shares. Long-term incentives for the 2021 target period were granted as follows:

Executive	Target Performance Shares ($)	Target RSUs ($)
William S. Boyd	$700,000	$700,000
Keith Smith	$2,300,000	$2,300,000
Josh Hirsberg	$700,000	$700,000
Stephen Thompson	$500,000	$500,000
Theodore Bogich	$500,000	$500,000

Performance Shares: Performance Share grants comprise 50% of an executive’s annual long-term compensation. Performance Share achievement with respect to the 2019-2021 performance period was measured by Net Revenue growth and Adjusted EBITDAR growth, with possible achievement ranging from 0% to a maximum of 200%. Company performance for this period resulted in a payout at 158%.

In July 2021, the Compensation Committee granted target Performance Shares as follows:

Executive	2021 Annual Grant
Williams S. Boyd	14,508
Keith Smith	47,668
Josh Hirsberg	14,508
Stephen Thompson	10,363
Theodore Bogich	10,363

RSUs: Time-based RSU grants comprise the remaining 50% of an executive’s annual long-term compensation. In February 2021, the Compensation Committee granted target RSUs as follows:

Executive	2021 Annual Grant
Williams S. Boyd	14,508
Keith Smith	47,668
Josh Hirsberg	14,508
Stephen Thompson	10,363
Theodore Bogich	10,363

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2021 Special RSU Award: In recognition of the extraordinary efforts and leadership demonstrated by our NEOs throughout the Pandemic and their resulting accomplishments that benefited the Company, the Compensation Committee approved a special equity award grant of RSUs in February 2021 to our NEOs. The award amounts were targeted at levels that the Compensation Committee believed would provide appropriate recognition and meaningful retention incentives for each recipient. The number of RSUs granted are as follows:

Executive	RSUs
Williams S. Boyd	20,000
Keith Smith	70,000
Josh Hirsberg	20,000
Stephen Thompson	15,000
Theodore Bogich	15,000

See “ —Compensation Tables” for the effects of the 2021 Special RSU Award on total compensation. Mr. Smith’s 2021 compensation had he not received the special RSU award in recognition of his efforts during the Pandemic would have been $11,116,182.

Career Shares Program:

Our NEOs participate in our Career Shares Program, which provides for additional capital accumulation opportunities for retirement and is intended to reward long-service executives. The Career Shares Program provides for the grant of RSUs (“Career RSUs” or “Career Shares”) under our Stock Incentive Plan to members of our senior management, including each of our Named Executive Officers. Each Career RSU entitles a holder to one share of restricted common stock, except that Career RSUs do not have voting rights and do not entitle the holder to receive dividends. Each NEO receives an annual grant of Career Shares equal to 15% of his base salary. The Career Shares are subject to vesting as outlined in “Grants of Plan-Based Awards”.

Perquisites, Benefits and Other Bonuses

We provide our NEOs with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. We provide certain of our NEOs with use of our corporate aircraft and provide Mr. Boyd with use of a corporate car that is owned by the Company, as provided in the “Summary Compensation Table.” In addition, we provide a country club membership for Mr. Boyd, which is used for both business and personal purposes. The amount of all unreimbursed costs related to this membership for 2021 is reported as other compensation in the “Summary Compensation Table.”

Messrs. William S. Boyd, Smith and Hirsberg are eligible to participate in our Medical Expense Reimbursement Plan, which covers medical expenses incurred by participants and their spouses that are not covered by other medical plans. We also provide our NEOs with additional life insurance coverage than is generally made available to our other employees. See “—Summary Compensation Table”.

Our senior management members, including our Named Executive Officers, also are eligible to participate in our other benefit plans and programs on the same terms as other employees. These plans include our 401(k) plan and medical, vision and dental insurance. In addition, our senior management members and our non-employee directors are eligible to participate in our deferred compensation plan on the same terms as other eligible management-level employees.

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Stock Ownership Guidelines

We believe having a meaningful ownership interest in the Company is an important tool to promote the long-term benefit of all Company stockholders. Our stock ownership guidelines require ownership by our NEOs based on a multiple of the participant’s base salary, as follows:

Multiple of Base Salary
Co-Executive Chair of the Board	5x
Chief Executive Officer	5x
Executive Vice Presidents	3x

Our non-employee director stock ownership guidelines require each independent Board member to hold Company stock at least equal to five times the annual cash retainer received by the Director.

Clawback Policy

Under our clawback policy, we may, under certain circumstances, recoup the value of cash, equity or equity-linked incentive compensation tied to performance metrics and paid to our NEOs. If it is determined that an NEO’s misconduct led to or contributed to financial reporting that requires restatement, we may require such executive officer to reimburse us for incentive compensation received by the executive officer to the extent such compensation is in excess of that which would have been paid to the executive officer had it been based on the financial statements as restated. Recoupment applies to payments made within three years of the date when the applicable restatement is disclosed.

Anti-Hedging Policy

Our NEOs are subject to Company policies that prohibit them from entering into hedging or monetization transactions involving the Company’s securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, exchange funds or otherwise.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on our review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Peter M. Thomas, Chairman

Paul W. Whetsell

Veronica J. Wilson

John R. Bailey

Members, Compensation Committee

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COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned for services performed for us, or our subsidiaries, during the fiscal years ended December 31, 2019, 2020 and 2021 by each of our NEOs.

Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)	Stock Awards ($)(4)(5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
William S. Boyd	2021	1,065,000	250,000(3)	2,748,152	—	1,977,492	59,112	6,099,756
Co-Executive Chair of the Board	2020	865,346	952,900	159,746	—	—	59,315	2,037,307
	2019	1,065,000	250,000	2,078,609	—	1,038,764	254,517	4,686,890
Keith Smith(8)	2021	1,450,000	—	8,940,265	—	4,307,776	42,741	14,740,782
President and Chief Executive Officer	2020	1,178,170	1,531,200	213,746	—	—	50,490	2,973,606
	2019	1,425,000	—	5,814,675	—	2,340,876	64,943	9,645,494
Josh Hirsberg	2021	700,000	—	2,693,396	—	1,299,760	25,479	4,718,635
Executive Vice President, Treasurer and Chief Financial Officer	2020	634,399	462,000	100,487	—	—	25,480	1,222,366
	2019	670,000	—	1,778,106	—	687,889	25,117	3,161,112
Stephen Thompson	2021	625,000	—	1,979,611	—	1,044,450	4,733	3,653,794
Executive Vice President, Operations	2020	566,428	371,250	90,000	—	—	4,733	1,032,411
	2019	600,000	—	1,313,072	—	554,418	4,658	2,472,148
Theodore Bogich	2021	625,000	—	1,979,611	—	1,044,450	4,733	3,653,794
Executive Vice President, Operations	2020	566,428	371,250	90,000	—	—	4,733	1,032,411
	2019	600,000	—	1,307,449	—	554,418	4,658	2,466,525

(1)	Includes amounts deferred to the extent of such individual’s participation in our 401(k) Profit Sharing Plan and Trust and our Deferred Compensation Plan.
(2)

Each NEO accepted a temporary salary reduction in 2020 in response to the financial impacts of the COVID-19 pandemic. The 2020 salary rates as originally approved by the Compensation Committee were as follows: Mr. Boyd ($1,065,000), Mr. Smith ($1,450,000); Mr. Hirsberg ($700,000); Mr. Thompson ($625,000), and Mr. Bogich ($625,000). Salary reported for 2021 reflects the return to pre-pandemic salary payment practices.

(3)

Reflects a special bonus in the amount of $250,000 approved by our Compensation Committee in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements that terminated in December 2003.

(4)

Reflects the grant date fair value as determined in accordance with ASC 718. The value is based on the fair market value of our common stock on the grant date, calculated as the closing price for our common stock. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements under the caption “Stockholders’ Equity and Stock Incentive Plans” included in our Annual Reports on Form 10-K filed with the SEC.

(5)

Includes Career RSUs, time-based RSUs and Performance Shares awarded as part of the regularly-scheduled 2021 annual grant as well as a special RSU grant in recognition of extraordinary leadership efforts displayed during the Pandemic. Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock, subject to cliff vesting and satisfaction of certain performance metrics. Performance Share reported amounts assume performance metrics were achieved at target performance levels.

(6)	Reflects the short-term incentive payment approved by the Compensation Committee under the 2000 MIP.

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(7)	Includes the following perquisites and personal benefits:

Name	401(k) Contributions	Life Insurance Premiums	Medical Reimbursements(A)	Use of Corporate Aircraft(B)	Other Benefits
William S. Boyd	$4,275	$602	$35,742	$12,643	$5,850
Keith Smith	4,275	602	19,738	18,126	—
Josh Hirsberg	4,275	602	20,602	—	—
Stephen Thompson	4,275	458	—	—	—
Theodore Bogich	4,275	458	—	—	—

(A)	Represents our Medical Expense Reimbursement Plan, which includes plan premiums, company-sponsored health care plan premiums and amounts received as reimbursements under this plan.
(B)	Represents the aggregate incremental cost to the Company for use of our corporate aircraft.

(8)	Mr. Smith’s 2021 compensation had he not received the special RSU award in recognition of his efforts during the Pandemic would have been $11,116,182.

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Grants of Plan-Based Awards

The following table sets forth information regarding each grant of an award made under our incentive plans to our NEOs during the fiscal year ended December 31, 2021.

Name	Award Type	Grant Date	Date of Compensation Committee Action(6)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards—Number of Shares or Units			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(7)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William S. Boyd	Short-term incentive(1)	—	—	532,500	1,065,000	2,130,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/04/21	12/07/06	—	—	—	—	—	—	3,793	—	—	159,761
	RSUs(3)	02/18/21	—	—	—	—	—	—	—	14,508	—	—	751,224
	RSUs(4)	02/18/21	—	—	—	—	—	—	—	20,000	—	—	1,035,600
	Performance Shares(5)	07/14/21	—	—	—	—	7,254	14,508	29,016	—	—	—	801,567
Keith E. Smith	Short-term incentive(1)	—	—	1,160,000	2,320,000	4,640,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/21	12/07/06	—	—	—	—	—	—	5,075	—	—	213,759
	RSUs(3)	02/18/21	—	—	—	—	—	—	—	47,668	—	—	2,468,249
	RSUs(4)	02/18/21	—	—	—	—	—	—	—	70,000	—	—	3,624,600
	Performance Shares(5)	07/14/21	—	—	—	—	23,834	47,668	95,336	—	—	—	2,633,657
Josh Hirsberg	Short-term incentive(1)	—	—	350,000	700,000	1,400,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/04/21	12/07/06	—	—	—	—	—	—	2,493	—	—	105,005
	RSUs(3)	02/18/21	—	—	—	—	—	—	—	14,508	—	—	751,224
	RSUs(4)	02/18/21	—	—	—	—	—	—	—	20,000	—	—	1,035,600
	Performance Shares(5)	07/14/21	—	—	—	—	7,254	14,508	29,016	—	—	—	801,567
Stephen Thompson	Short-term incentive(1)	—	—	281,500	562,500	1,125,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/04/21	12/07/06	—	—	—	—	—	—	2,226	—	—	93,759
	RSUs(3)	02/18/21	—	—	—	—	—	—	—	10,363	—	—	536,596
	RSUs(4)	02/18/21	—	—	—	—	—	—	—	15,000	—	—	776,700
	Performance Shares(5)	07/14/21	—	—	—	—	5,181	10,363	20,726	—	—	—	572,555
Theodore Bogich	Short-term incentive(1)	—	—	281,500	562,500	1,125,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/04/21	12/07/06	—	—	—	—	—	—	2,226	—	—	93,759
	RSUs(3)	02/18/21	—	—	—	—	—	—	—	10,363	—	—	536,596
	RSUs(4)	02/18/21	—	—	—	—	—	—	—	15,000	—	—	776,700
	Performance Shares(5)	07/14/21	—	—	—	—	5,181	10,363	20,726	—	—	—	572,555

(1)

Represents short-term cash bonus for fiscal year 2021 under the 2000 MIP. The award amount for the first half 2021 performance period is measured by Adjusted EBITDAR performance. The award amount for the second half 2021 performance period is measured by Adjusted EBITDAR performance and progress toward ESG initiatives, as approved by the Board. “Threshold” represents achieving a performance level that is 80% of the target operating budget amount; “Target” represents achieving 100% of the target operating budget amount; and “Maximum” represents achieving 120% or more of the of the target operating budget amount.

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(2)

Represents Career RSUs granted pursuant to our Career Shares Program under our Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of our common stock at the time of retirement based on the grantee’s attained age and years of continuous service at the time of retirement. To receive any payout under the Career Shares Program, grantees must be at least 55 years of age and must have been continually employed by us for a minimum of ten years. Retirement after ten years of service will entitle a grantee to 50% of his or her Career RSUs. The amount increases to 75% after 15 years and 100% following 20 years of employment. In the event of a grantee’s death or permanent disability, or following a change in control of the Company, the grantee will be deemed to have attained age 55 and the Career RSUs will immediately vest and convert into shares of our common stock based on the grantee’s years of continuous service through the date of the qualifying event. See “ —Compensation Discussion and Analysis—Career Shares Program.”

(3)

Represents RSUs granted under our Stock Incentive Plan. RSUs are subject to vesting and are subject to continued service through the applicable vesting date (except as otherwise provided in the applicable award).

(4)

Represents a special equity award in recognition of efforts and resulting accomplishments during the Pandemic, subject to vesting and subject to continued service through the applicable vesting date (except as otherwise provided in the applicable award).

(5)

Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock, subject to satisfaction of certain performance metrics. The Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and our Stock Incentive Plan.

(6)

Career RSUs are based on the base salary of the participant in effect on December 31 of the immediately preceding year and the closing stock price of our common stock on January 2 or, if January 2 is not a business day, then the next business day.

(7)	Represents the aggregate ASC 718 value of awards made in 2021. Amounts reported for Performance Shares assume that the performance metrics were achieved at the target performance level.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock options and unvested stock awards for each of our NEOs outstanding as of December 31, 2021.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(1)
William S. Boyd	—	—	—	—	—		—	15,619	(3)	1,024,138
	—	—	—	—	18,911	(4)	1,239,994	14,625	(6)	627,705
	—	—	—	—	19,500	(5)	1,278,615	—		—
	—	—	—	—	14,508	(8)	751,224	14,508	(10)	751,224
	—	—	—	—	20,000	(9)	1,035,600	—		—
Keith Smith	64,276	—	19.98	10/29/2025	—		—	50,205	(3)	3,291,909
	101,675	—	17.75	11/08/2026	37,150	(4)	2,435,926	48,051	(6)	3,150,704
	—	—	—	—	64,068	(5)	4,200,939	—		—
	—	—	—	—	47,668	(8)	2,468,249	47,668	(10)	2,468,249
	—	—	—	—	70,000	(9)	3,624,600	—		—
Josh Hirsberg	32,000	—	9.86	11/07/2023	34,560	(2)	2,184,399	13,388	(3)	877,851
	23,431	—	11.57	12/10/2024	—		—	14,625	(6)	958,961
	21,549	—	19.98	10/29/2025	10,430	(4)	683,895	—		—
	23,924	—	17.75	11/08/2026	19,500	(5)	1,278,615	—		—
	—	—	—	—	14,508	(8)	751,224	14,508	(10)	751,224
	—	—	—	—	20,000	(9)	1,035,600	—		—
Stephen Thompson	—	—	—	—	—		—	10,041	(3)	658,388
	—	—	—	—	8,374	(4)	549,083	10,446	(6)	684,944
	—	—	—	—	13,928	(5)	913,259	—		—
	—	—	—	—	10,363	(8)	536,596	10,363	(10)	536,596
	—	—	—	—	15,000	(9)	776,700	—		—
Theodore Bogich	—	—	—	—	12,244	(2)	768,382	10,041	(3)	658,388
	—	—	—	—	—		—	10,446	(6)	684,944
	—	—	—	—	8,224	(4)	539,248	—		—
	—	—	—	—	13,928	(5)	913,259	10,363	(10)	536,596
	—	—	—	—	10,363	(8)	536,596	—		—
	—	—	—	—	15,000	(9)	776,700	—		—

(1)	Represents the value based on the closing price of our common stock on December 31, 2021, multiplied by the aggregate number of Career RSUs, RSUs or Performance Shares, as applicable.
(2)

Represents unvested Career RSUs. Each Career RSU represents a contingent right to receive one share of our common stock. The vested Career RSUs will be paid in shares of our common stock at the time of retirement based on the grantee’s attained age and years of continuous service at the time of retirement. As of December 31, 2021, Mr. Hirsberg was 50% vested and Mr. Bogich was 75% vested in each of their respective Career RSUs. See “ —Compensation Discussion and Analysis—Career Shares Program.”

(3)

Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock, subject to three-year cliff vesting and satisfaction of certain performance metrics. Amounts reported assume that the performance metrics were achieved at the target performance level.

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(4)	Represents RSUs granted under the 2000 MIP on February 13, 2019. The RSUs vest in full on the third anniversary of the grant date.
(5)	Represents RSUs granted under our Stock Incentive Plan on December 5, 2019. The RSUs vest in full on the third anniversary of the grant date.
(6)

Represents Performance Shares granted under our Stock Incentive Plan on December 5, 2019. Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock, subject to cliff vesting and satisfaction of certain performance metrics. The amount reported is the threshold number of shares that may be issued pursuant to the award.

(8)	Represents RSUs granted under our Stock Incentive Plan on February 18, 2021.
(9)	Represents one-time grant of RSUs in recognition of the efforts during the Pandemic.
(10)

Represents Performance Shares granted under our Stock Incentive Plan on July 14, 2021. Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock, subject to three-year cliff vesting and satisfaction of certain performance metrics. Amounts reported assume that the performance metrics were achieved at the target performance level.

Option Exercises and Stock Vesting

The following table sets forth information regarding the exercise of stock options and the vesting of stock awards for each of our NEOs during the fiscal year ended December 31, 2021.

	OPTION AWARDS		STOCK AWARDS

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)
William S. Boyd	—	—	31,627	1,913,853
Keith Smith	300,486	18,129,975	106,733	6,365,423
Josh Hirsberg	25,510	1,581,336	27,192	1,616,150
Stephen Thompson	11,962	719,102	20,243	1,180,308
Theodore Bogich	—	—	19,687	1,156,869

(1)	Represents Career RSUs, time-based RSUs and Performance Shares that vested during 2021.
(2)	With respect to Performance Shares, the value realized is based on $62.12, the closing market price on March 1, 2021, the performance determination date.

Non-Qualified Deferred Compensation

Our Deferred Compensation Plan provides for the deferral of compensation on a basis that is not tax-qualified. Under the plan, our NEOs may defer up to 80% of their base salary and up to 100% of their incentive compensation. We did not make any discretionary matching contributions or discretionary additions to a participant’s account in 2021. The following table sets forth amounts deferred, including under our predecessor plan, for the year ended December 31, 2021:

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
William S. Boyd	—	—	—
Keith E. Smith	—	153,985	1,022,818
Josh Hirsberg	536,687	57,470	594,158
Stephen S. Thompson	—	307,771	2,080,633
Theodore A. Bogich	—	87,614	1,373,541

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Potential Payments upon Termination or Change in Control

Under the terms of our 2000 MIP, Change in Control Plan (“CIC Plan”) and our equity incentive plans, including the individual award agreements under our equity incentive plans, payments may be made to our Named Executive Officers upon their termination of employment or a change in control of the Company. The description of the plans is qualified by reference to the complete text of the plans, which have been filed with the SEC. We have not entered into any severance agreements with our currently serving NEOs.

The following table sets forth the estimated payments that would be made to each of our NEOs upon voluntary termination, involuntary termination—not for cause, involuntary termination—for cause, a qualifying termination in connection with a change in control, and death or permanent disability. The payments would be made pursuant to the plans identified in the preceding paragraph. The information set forth in the table assumes:

•	The termination event occurred on December 31, 2021 (the last business day of our last completed fiscal year);

•	The price per share of our common stock on the date of termination is $65.57 per share (the closing market price of our common stock on December 31, 2021, the last trading day in 2021);

•	For purposes of the short-term/annual awards under the 2000 MIP, (i) the NEO has earned and is paid their target bonus, as applicable, under the 2000 MIP;

•	All payments are made in a lump sum on the date of termination;

•

The vesting of all unvested stock options, RSUs, Performance Shares and Career RSUs held by the executives (treating as unvested those Performance Shares that vested and settled based on the Compensation Committee’s subsequent determination of 2021 performance) is immediately accelerated in full upon a change of control pursuant to discretionary authority of the plan administrator granted pursuant to the particular plan (if not otherwise accelerated pursuant to the terms of the applicable award agreements, terms of the CIC Plan or pursuant to “long service” benefits);

•

The portion of in-the-money stock options and other equity awards that are subject to accelerated vesting in connection with the termination are immediately exercised and the shares received upon exercise (or upon settlement in the case of RSUs, Performance Shares and Career RSUs) are immediately resold at the assumed price per share of our common stock on the date of termination; and

•	Any vested Career RSUs held by the executives are immediately resold at the assumed price per share of our common stock on the date of termination.

26

The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may differ materially from the amounts set forth in the table below. The amounts set forth in the table below do not reflect the withholding of applicable state and federal taxes.

Name	Voluntary Termination ($)	Involuntary Termination				Death or Permanent Disability ($)
		Not For Cause ($)	For Cause ($)	Change in Control ($)
William S. Boyd
CIC Plan	—	—	—	6,529,256		—
Short-term/Annual Bonus (2000 MIP)	1,065,000	1,065,000	1,065,000	1,065,000	(1)	1,065,000
Unvested and Accelerated Awards Under Equity Incentive Plans	19,066,838	19,066,838	11,630,741	21,329,528		19,066,838
Total	20,131,838	20,131,838	12,695,741	28,923,783		20,131,838

Keith E. Smith
CIC Plan	—	—	—	11,442,611		—
Short-term/Annual Bonus (2000 MIP)	2,320,000	2,320,000	2,320,000	2,320,000	(1)	2,320,000
Unvested and Accelerated Awards Under Equity Incentive Plans	40,086,941	40,086,941	12,849,359	43,212,531		40,086,941
Total	42,406,941	42,406,941	15,169,359	56,975,143		42,406,941

Josh Hirsberg
CIC Plan	—	—	—	6,028,693		—
Short-term/Annual Bonus (2000 MIP)	—	—	—	700,000	(2)	700,000
Unvested and Accelerated Awards Under Equity Incentive Plans	8,298,572	8,298,572	2,225,282	13,300,678		8,298,572
Total	8,298,572	8,298,572	2,225,282	20,029,371		8,998,572

Stephen S. Thompson
CIC Plan	—	—	—	4,596,305		—
Short-term/Annual Bonus (2000 MIP)	562,500	562,500	562,500	562,500	(1)	562,500
Unvested and Accelerated Awards Under Equity Incentive Plans	9,701,868	9,701,868	3,889,809	10,381,370		9,701,868
Total	10,264,368	10,264,368	4,452,309	15,540,175		10,264,368

Theodore A. Bogich
CIC Plan	—	—	—	4,900,533		—
Short-term/Annual Bonus (2000 MIP)	562,500	562,500	562,500	562,500	(1)	562,500
Unvested and Accelerated Awards Under Equity Incentive Plans	7,176,145	7,176,145	2,381,273	9,656,756		7,176,145
Total	7,738,645	7,738,645	2,943,773	15,119,789		7,738,645

(1)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination with or without cause.
(2)

Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination without cause. In the event of the executive’s termination with cause following a change of control, the amount payable would be $0.

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Chief Executive Officer Pay Ratio

In 2021, the annual total compensation of Mr. Smith, our President and Chief Executive Officer, was $14,740,782, as reported in the Summary Compensation Table. Based on the methodology described below, we determined that the median employee in terms of total 2021 compensation of all Company employees (other than Mr. Smith) received an estimated $31,361 in annual total compensation for 2021. Therefore, the estimated ratio of 2021 total compensation of Mr. Smith to the median employee was 470 to 1. The pay ratio provided is a reasonable estimate calculated in a manner consistent with SEC rules.

To identify our median employee and determine median employee compensation, we took the following steps:

•	We identified our employee population as of December 31, 2021, which consisted of approximately 14,732 full-time and part-time employees.

•

With respect to employees other than Mr. Smith, we used a “base salary” for 2021, which consisted of base cash salary for salaried employees and cash compensation paid at the applicable hourly rate, plus any applicable cash tip income reported, for non-salaried employees. We then identified the median employee whose compensation we believe best reflects the Company’s employees’ median 2021 compensation.

•

In accordance with SEC rules, we then determined the median employee’s 2021 total compensation ($31,361) using the approach required by the SEC when calculating our named executive officers’ compensation, as reported in the Summary Compensation Table. The median employee’s 2021 total compensation included all cash compensation and Company matching contributions to the employee’s 401(k) account.

The median salary increased from $27,116 in 2020 to $31,361 for 2021. The increase can be attributed to the closure of properties from mid-March 2020 to early June 2020 at the beginning of the Pandemic which negatively impacted individual’s annual compensation. We experienced a slight increase in the number of individuals we employed from 14,278 as of December 31, 2020 to 14,732 as of December 31, 2021 or an increase of 454 year over year.

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OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 11, 2022 by:

•	each of our directors or director nominees;

•	each of our NEOs;

•	all of our directors and executive officers as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, each individual listed below has sole investment power and sole voting power with respect to the shares of our common stock owned by that person. Percentage ownership is based on an aggregate of 109,972,114 shares of our common stock outstanding on March 11, 2022.

Name**	Number of Shares Owned and Nature of Beneficial Ownership (1)		Percent of Class
Director
William S. Boyd	19,706,718	(2)	17.92%
Marianne Boyd Johnson	6,704,737	(3)	6.10%
William R. Boyd	2,174,524	(4)	1.98%
Keith E. Smith	1,423,140	(5)	1.29%
Peter M. Thomas	137,483	(6)	*
Veronica J. Wilson	132,350	(7)	*
Christine J. Spadafor	123,043	(8)	*
John R. Bailey	56,773	(9)	*
Paul W. Whetsell	52,273	(10)	*
A. Randall Thoman	9,754	(11)	*

Other Named Executive Officers
Josh Hirsberg	473,016	(12)	*
Stephen S. Thompson	127,637	(13)	*
Theodore A. Bogich	103,883	(14)	*
All directors and executive officers as a group (15 persons)	31,245,065	(15)	28.41%

5% or Greater Stockholders
William S. Boyd	19,706,718	(2)	17.92%
Marianne Boyd Johnson	6,704,737	(3)	6.10%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,882,089	(16)	6.25%
The Vanguard Group. 100 Vanguard Blvd. Malvern, PA 19355	8,670,986	(17)	7.78%

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*	Indicates less than 1% of class.
**	Except as otherwise noted, the mailing address of all persons on the list set forth in the table below is 6465 South Rainbow Boulevard, Las Vegas, Nevada 89118.
(1)

Includes shares underlying certain Career RSUs and certain RSUs held by our outside directors that were fully vested upon grant but excludes shares underlying RSUs and Performance Shares that do not independently vest or become exercisable within 60 days of March 11, 2022.

(2)

Includes 19,340,262 shares of our common stock held by the William S. Boyd Gaming Properties Trust (“WSBGPT”), of which Mr. Boyd is trustee, settlor and beneficiary and 186,617 shares owned by Mr. Boyd’s spouse. Includes 179,839 vested Career RSUs granted under our Career Share Program. Mr. Boyd disclaims beneficial ownership of the shares owned by his spouse.

(3)

Includes 2,008,176 shares of our common stock held by the Marianne E. Boyd Gaming Properties Trust (“MBGPT”), of which Ms. Johnson is trustee, settlor and beneficiary; 39,327 shares held by the William Samuel Boyd Education Trust, of which Ms. Johnson is a trustee; 39,127 shares held by the Josef William Boyd Education Trust, of which Ms. Johnson is a trustee; 25,219 shares held by the Justin Boyd Education Trust, of which Ms. Johnson is a trustee; 90,964 shares held by the Johnson Children’s Trust, dated June 24, 1996, Bruno Mark, trustee; 3,297,040 shares held by the BG-00 Limited Partnership, of which MBGPT is the general partner; and 1,100,000 shares held by BG-Sub, LLC, of which Ms. Johnson is the managing member. Includes 2,017,192 shares of our common stock held by MBGPT that are pledged or held in a margin account. Also includes 43,855 vested Career Restricted Stock Units granted under our Career Share Program. Ms. Johnson disclaims beneficial ownership of the shares held by the above referenced Education Trusts, the Johnson Children’s Trust and the above referenced Limited Partnership and Limited Liability Company, except to the extent of her pecuniary interests in a trust or other entity that owns such shares.

(4)

Includes 2,076,522 shares of our common stock held by the William R. Boyd Gaming Properties Trust, of which Mr. Boyd is trustee, settlor and beneficiary; and 41,216 shares held by the Sean W. Johnson Education Trust, of which Mr. Boyd is trustee. Also includes 39,662 vested Career RSUs granted under our Career Share Program. Mr. Boyd disclaims beneficial ownership of the shares held by the Sean W. Johnson Education Trust.

(5)

Includes 1,157,550 shares of our common stock owned by Mr. Smith and 325 shares owned by Mr. Smith’s wife. Also includes 65,951 shares issuable pursuant to options exercisable within 60 days of March 11, 2022; and 199,314 vested Career RSUs granted under our Career Share Program.

(6)

Includes 15,654 shares of our common stock held by the Peter M. and Nancy Thomas Revocable Trust, of which Mr. Thomas is trustee. Includes 121,829 RSUs that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(7)

Includes 9,067 shares of our common stock held by the I.R.A. FBO Veronica Wilson, Pershing LLC, as custodian. Also, includes 121,829 RSUs that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(8)

Includes 8,319 shares of our common stock held by the SpadaforClay Group Inc. Defined Benefit Pension Plan, dated January 1, 2005, of which Ms. Spadafor is trustee; and 1,522 shares of our common stock held by the 2012 Trust UAD 6/1/12, of which Ms. Spadafor is trustee. Also includes 110,548 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(9)

Includes 14,654 shares of our common stock held by the JRB-TAT Bailey Family Trust, of which Mr. Bailey is co-trustee. Also includes 42,119 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(10)

Includes 10,154 shares of our common stock owned by Mr. Whetsell. Also includes 42,119 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(11)

Includes 3.304 shares of our common stock held by the Thoman Trust, of which Mr. Thoman is co-trustee. Also, includes 6,450 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(12)

Includes 404,578 shares of common stock owned by Mr. Hirsberg and 20,500 shares owned by Mr. Hirsberg’s wife. Also includes 75,394 shares of our common stock issuable pursuant to options exercisable within 60 days of March 11, 2022; and 34,746 vested Career RSUs granted under our Career Share Program.

(13)

Includes 64,769 shares of our common stock owned by Mr. Thompson. Includes 47,125 shares held by the Stephen S. and Debra L. Thompson Trust. Also includes 60,767 vested Career RSUs granted under our Career Shares Program.

(14)	Includes 111,493 shares of our common stock owned by Mr. Bogich. Also includes 37,414 vested Career RSUs granted under our Career Shares Program.
(15)

Includes 486,780 shares issuable pursuant to options exercisable within 60 days of March 11, 2022. Also includes 893,410 shares that are pledged or held in a margin account. Also includes 585,146 vested Career RSUs granted under our Career Share Program; and 469,352 RSUs that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of the holder’s service on the board of directors.

30

(16)

Based solely on information contained in Schedule 13G, Amendment No. 8, filed with the SEC on February 1, 2022 by BlackRock, Inc. (“BlackRock”). The Schedule 13G provides that (i) BlackRock is a parent holding company or control person, and (ii) BlackRock, through its subsidiaries identified therein, has sole voting power with respect to 6,481,379 shares and sole dispositive power over 6,882,089 shares.

(17)

Based solely on information contained in Schedule 13G, Amendment No. 6, filed with the SEC on February 9, 2022 by The Vanguard Group (“Vanguard”). The Schedule 13G provides that Vanguard has shared voting power over 49,749 shares, sole dispositive power over 8,555,304 shares, and shared dispositive power over 115,682 shares.

Section 16(a) Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, certain of the Company’s officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file ownership reports on Forms 3, 4, and 5 with the SEC. Based solely on its review of the copies of such forms received by it, the Company believes that during 2021 all Section 16(a) filing requirements applicable to such officers, directors and 10% stockholders were satisfied.

31

PROPOSALS REQUIRING

YOUR VOTE

PROPOSAL 1—ELECTION OF DIRECTORS

The authorized number of directors is currently fixed at twelve, as set by the Board. Veronica J. Wilson has decided not to stand for re-election, and her Board service will end at the conclusion of the Annual Meeting. The Board would like to recognize Ms. Wilson for her service and contributions as a member of the Board. As a result of Ms. Wilson’s decision not to stand for re-election and the vacancy created as a result of Robert Boughner’s retirement from the Board in 2021, the Board has determined to fix the number of directors at nine.

The Board recommends the following individuals for election as directors to serve until the next annual election of directors.

•	William S. Boyd

•	Marianne Boyd Johnson

•	Keith E. Smith

•	William R. Boyd

•	John Bailey

•	Christine J. Spadafor

•	A. Randall Thoman

•	Peter Thomas

•	Paul W. Whetsell

Vacancies on our Board and newly created directorships will generally be filled by vote of a majority of the directors then in office, and any directors so chosen will hold office until the next annual election of directors. Our Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office and, to our Board’s knowledge, each of the nominees intends to serve the entire term for which election is sought. However, should any nominee become unable or unwilling to accept nomination or election as a director of the Company, the proxies solicited by management will be voted for such other person as our board of directors may determine.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

32

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte and Touche, LLP (“Deloitte”) has served as our independent registered public accounting firm since 1981 and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the year ending December 31, 2022.

If our stockholders do not ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee will review its selection of auditors, and a change in its selection may or may not occur. Even if the appointment is ratified, the Audit Committee reserves the right to select a different independent registered public accounting firm at any time during the fiscal year without resubmitting the matter to stockholders for ratification.

A Deloitte representative is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Audit Committee considered whether Deloitte’s provision of any professional services other than its audits of our annual financial statements and the effectiveness of our internal controls over financial reporting, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining its independence.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by Deloitte for the audits and other services provided to the Company for fiscal years 2021 and 2020.

	2021	2020
Audit Fees(1)	$3,669,000	$3,651,000
Audit-Related Fees(2)	541,000	490,000
Tax Fees(3)	98,000	116,000
All Other Fees	—	—

Total	$4,308,000	$4,257,000

(1)

Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements, the review of our quarterly financial statements and the audit of the effectiveness of our internal controls over financial reporting, including professional services relating to our corporate transactions and debt offering.

(2)	Audit-related fees consist primarily of services provided in connection with our regulatory audits, consulting on technical accounting matters and certain other audit-related consultation services.
(3)

Tax fees consist primarily of tax consultation and planning fees and tax compliance services, including services provided in connection with certain federal and state tax matters, cost segregation services, transaction support and Internal Revenue Service examination support services.

Audit Committee Pre-Approval of Audit and Non-Audit Services: The Audit Committee has adopted a policy for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee. The Chairman is required to report any decisions to the Audit Committee at the next scheduled committee meeting. All services provided by Deloitte in fiscal year 2022 were in compliance with our policy relating to the pre-approval of services.

OUR BOARD OF DIRECTORS RECOMMENDS YOU

VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR 2022

33

Audit Committee Report

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2021. We have discussed with Deloitte, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

We have received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence and have discussed with Deloitte their independence.

Based on the reviews and discussions referred to above, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

A. Randall Thoman, Chair

Christine J. Spadafor

Peter M. Thomas

Veronica J. Wilson

Members, Audit Committee

34

EQUITY COMPENSATION PLAN INFORMATION

The following table provides additional information regarding our equity compensation plans as of December 31, 2021.

	(a)		(b)		(c)
Plan Category	Number of Shares to be Issued upon Exercise of Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column(a))
Equity compensation plans approved by stockholders	3,160,589	(1)	$17.02	(2)	7,356,402	(3)
Equity compensation plans not approved by stockholders	—		—		—

Total	3,160,589		$17.02		7,356,402

(1)

Includes options to purchase shares outstanding under our 2012 Stock Incentive Plan. Also includes RSUs, Performance Shares and Career Shares outstanding under our 2020 Stock Incentive Plan, our 2012 Stock Incentive Plan and our 2002 Stock Incentive Plan.

(2)	Weighted Average Exercise Price does not include RSUs or Performance Shares outstanding under our Stock Incentive Plans, which are exercisable for zero consideration.
(3)

Consists of shares available for future issuance under our 2020 Stock Incentive Plan, which may also be issued as RSUs and Performance Shares under our 2000 MIP. Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock.

TRANSACTIONS WITH RELATED PERSONS

We consider transactions involving the Company and a related person who may have a direct or indirect material interest. Our Audit Committee is responsible for reviewing and approving certain related person transactions.

Marianne Boyd Johnson, William R. Boyd, and Samuel Boyd are children of William S. Boyd. Samuel J. Johnson, III is the stepson of Marianne Boyd Johnson. Marianne Boyd Johnson received a base salary and cash bonus equal to $703,424 for fiscal year 2021 and is receiving a base salary of $294,000 in fiscal year 2022. William R. Boyd received a base salary and cash bonus equal to $511,026 in fiscal year 2021 and is receiving a base salary of $265,000 in 2022. Samuel Boyd, Director of Corporate Relationship Marketing, received a base salary and cash bonus equal to $125,611 for fiscal year 2021 and is receiving a base salary of $100,000 in 2022. Samuel J. Johnson, III, Vice President of Business Improvement with the Company, received a base salary and cash bonus equal to $257,849 for fiscal year 2021 and is receiving a base salary of $196,500 for 2022. Marianne Boyd Johnson, William R. Boyd, Samuel J. Johnson, III, and Samuel Boyd are also eligible to earn cash bonuses in fiscal year 2022.

35

QUESTIONS AND

ANSWERS

What is the purpose of the Annual Meeting?

The purpose of the annual meeting is to consider and vote on the following proposals:

1.	To elect nine members to our Board to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Who is entitled to vote at the Annual Meeting?

The close of business on March 11, 2022 has been fixed as the record date for determining the holders of shares of our common stock entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that is currently outstanding and that can be voted at the Annual Meeting is our common stock. Each outstanding share of common stock is entitled to one vote on each matter that comes before the Annual Meeting.

At the close of business on the record date, there were 109,972,114 shares of our common stock outstanding. Those shares represented by properly submitted proxies that are not duly revoked will be voted at the Annual Meeting.

How do I vote?

You may attend the virtual meeting via the live webcast and vote during the meeting when the polls are open. Alternatively, prior to the date of the Annual Meeting, you may vote by using any of the following methods:

•

By Internet—You may vote online by going to www.proxyvote.com to complete an electronic proxy card. When voting online, please have the 16-digit control number from your proxy card, Internet Availability Notice or voting instruction form available, and follow the simple instructions contained on the website to vote. You must submit your vote before 11:59 p.m., Eastern Time, on May 4, 2022, the day before the Annual Meeting, for your vote to count.

•

By Telephone—You may use any touch-tone telephone to vote by calling the phone number on your voter card. When voting by telephone, please have the 16-digit control number from your proxy card, Internet Availability Notice or voting instruction form available, and follow the simple voice-guided instructions. You must submit your vote before 11:59 p.m., Eastern Time, on May 4, 2022, the day before the Annual Meeting, for your vote to count.

•

By Mail—If you receive or request a proxy card, you may vote by completing, signing and dating the proxy card and returning it in the provided postage-paid envelope. Please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Broadridge must receive the proxy card no later than 11:59 p.m., Eastern Time, on May 4, 2022, the day before the Annual Meeting, for your vote to count.

To determine how you may revoke or change your vote submitted by the Internet, telephone and mail methods described above, please refer to the section entitled “Can I change my vote after I submit my proxy or voting instructions?”

If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions provided by the record holder (i.e., your broker, bank or other holder of record) regarding how to vote.

36

Who will vote my shares if I specify how my shares are to be voted?

William S. Boyd and William R. Boyd are both directors and officers of the Company and were named by our board of directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy card. For a discussion regarding how the proxy holders will vote proxies if no direction is given, please refer to the question entitled “What if I do not specify how my shares are to be voted?”

What if I do not specify how my shares are to be voted?

If you indicate that you wish to vote as recommended by our Board of Directors or if you execute and return your proxy card but you do not provide instruction with respect to any or all proposals to be acted upon at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board of Directors. Your proxy will be voted “FOR” the election of each of the director nominees named in this proxy statement; “FOR” Proposal 2; and as the proxy holders deem advisable on other matters that may properly come before the Annual Meeting.

If you are a beneficial owner of our common stock and you do not provide instructions to your bank, broker or other holder of record on how to vote your shares, your bank, broker or other holder of record may vote your shares in its discretion only on Proposal 2. Your bank, broker or other holder of record may not vote your shares with respect to Proposal 1 without instructions. For a discussion regarding the difference between stockholders of record and beneficial owners, please refer to the section entitled “What is the difference between holding shares as a stockholder of record and as a beneficial owner?”

Currently, no matter is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders (“Notice of Annual Meeting”). However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxy holders on the proxy card in accordance with their discretion on such matters.

Why did I receive an Internet Availability Notice instead of a full set of the proxy materials?

We are pleased to take advantage of the SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to our stockholders the Internet Availability Notice regarding Internet availability of the proxy materials for this year’s Annual Meeting. Other stockholders who have previously requested a paper copy of the proxy materials by mail will receive a paper copy of the proxy materials rather than the Internet Availability Notice. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by submitting a request to us at www.boydgaming.com/proxymaterials; by mail at Boyd Gaming Corporation, 6465 South Rainbow Boulevard, Las Vegas, Nevada 89118, Attn: David Strow, Vice President of Corporate Communications; via toll-free telephone: 800-695-2455, Attn: David Strow, Vice President of Corporate Communications; or via e-mail: davidstrow@boydgaming.com. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

What is “householding” and how does it work?

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

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In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

Can I vote my shares by filling out and returning the Internet Availability Notice?

No. The Internet Availability Notice does, however, provide instructions on how to vote your shares.

How do I attend the Annual Meeting?

This year’s Annual Meeting will be held entirely online via audio webcast. You may attend, vote and ask questions at the Annual Meeting by following the instructions provided in the proxy materials to log in to http://www.virtualshareholdermeeting.com/BYD2022. You will be asked to provide the 16-digit control number from your proxy card, Internet Availability Notice or voting instruction form.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” In such case, an Internet Availability Notice or, if you had previously requested the delivery of paper copies, the Notice of Annual Meeting, this proxy statement and our 2021 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, an Internet Availability Notice or paper copies of the Notice of Annual Meeting, this proxy statement and our 2021 Annual Report to Stockholders should have been forwarded (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Can I change my vote after I submit my proxy or voting instructions?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•

properly submitting a subsequent proxy in one of the manners authorized and described in this proxy statement (such as via the Internet, by telephone or by mail pursuant to the voting procedures described above under “How do I vote?”); or

•	giving written notice of revocation to our Corporate Secretary prior to or at the Annual Meeting; or

•	attending and voting at the virtual Annual Meeting.

Your attendance at the virtual Annual Meeting will not have the effect of revoking your properly submitted proxy unless you follow one of the procedures referenced above. Any written notice revoking a proxy should be sent to the Company at 6465 South Rainbow Boulevard, Las Vegas, Nevada 89118, Attention: Corporate Secretary and must be received before voting is closed at the Annual Meeting.

If you are a beneficial owner of our common stock, please follow the instructions provided by the record holder (e.g., your bank or broker) regarding how to change or revoke your voting instructions.

What are “broker non-votes”?

“Broker non-votes” are shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote. Under the rules of the New York Stock Exchange (“NYSE”), certain matters submitted to a vote of stockholders are considered by the NYSE to be “routine” items upon which brokerage

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firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. For those matters which the NYSE determines to be “non-routine,” brokerage firms that have not received instructions from their customers do not have discretion to vote. Consistent with applicable NYSE rules, with respect to the proposals set forth in this proxy statement, only Proposal 2 is considered a “routine” matter. Proposal 1 is considered a “non-routine” matter, and therefore broker non-votes may exist in connection with Proposal 1. Neither our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, nor Nevada corporate statutes specifically address the treatment of broker non-votes and abstentions.

What is a quorum, and how is it determined?

A quorum must be present for business to be properly conducted and the vote of stockholders to be valid at the Annual Meeting. The presence at the virtual meeting, whether personally or by proxy, of the holders of a majority of shares of our common stock issued and outstanding as of the record date is necessary to constitute a quorum. Shares represented at the meeting, whether personally or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

How many votes are required to approve the proposals?

Assuming a quorum is present, the required votes to approve each proposal are as follows:

•

Proposal 1—a plurality of the votes cast is required for the election of directors. This means that the nine director nominees receiving the greatest number of “FOR” votes will be elected to the board of directors. You may vote “FOR” or “WITHHELD” with respect to the election of directors. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a director. Withheld votes and broker non-votes are not counted for purposes of the election of directors.

•

Proposal 2—the number of affirmative votes cast in favor of Proposal 2 must exceed the number of votes cast against it for approval of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Abstentions are not counted for purposes of Proposal 2 and no broker non-votes are expected on this proposal.

Who will count the votes?

Votes cast by proxy or in person will be tabulated by the Inspector of Elections for the Annual Meeting, Broadridge Financial Solutions, Inc. The Inspector of Elections will also determine whether or not a quorum is present.

Where can I find voting results of the meeting?

We will disclose final voting results on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

Who pays for the cost of this proxy solicitation?

This proxy solicitation will be conducted by mail, and we will bear all associated costs. These costs will include the expense of preparing and mailing the Internet Availability Notice and the proxy solicitation materials referenced therein for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically, via the Internet or e-mail, or by facsimile or mail through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

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STOCKHOLDER

PROPOSALS;

OTHER MATTERS

Stockholder Proposals

Our stockholders may submit proposals for inclusion in our proxy statement on matters appropriate for stockholder action at subsequent annual stockholder meetings consistent with Rule 14a-8 promulgated under the Exchange Act. Proposals of stockholders intended to be presented at our 2023 Annual Meeting of Stockholders and included in our proxy statement and form of proxy for that meeting must be received no later than November 25, 2022 at the following address:

Boyd Gaming Corporation

6465 South Rainbow Boulevard, Las Vegas, Nevada 89118

Attn: Corporate Secretary

Consistent with the Company’s bylaws, notice of any proposal that a stockholder intends to present at the 2023 Annual Meeting of Stockholders, but does not intend to have included in the board of directors’ proxy statement and form of proxy for that meeting, must be given to our Corporate Secretary in writing not less than 45 days and not more than 75 days prior to the anniversary of the date on which we first mailed our proxy materials for this year’s Annual Meeting of Stockholders, after which the notice is untimely. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the stockholder proposing such business, (c) the number of shares of our common stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. If the date of the 2023 Annual Meeting of Stockholders is moved by more than 30 days from the anniversary of this year’s annual meeting, these deadlines will be adjusted consistent with Rule 14a-8 of the Exchange Act and our bylaws.

If a stockholder chooses to nominate a candidate for election to the board of directors, under our Amended and Restated Bylaws, compliant notice of director nominations must be received by the Company, Attention: Corporate Secretary, at our principal offices, no later than 60 days prior to the date of the 2023 Annual Meeting of Stockholders, and such notice must meet the eligibility, procedural, disclosure and other requirements set forth in the Amended and Restated Bylaws.

Other Matters

Our Board currently knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies will be voted in respect thereof as the proxy holders deem advisable.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on May 5, 2022.

This proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, are available at http://www.boydgaming.com/proxymaterials. A copy of our Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC has been provided to our stockholders together with this proxy statement and will be provided to a stockholder, with exhibits, without charge upon written request to Boyd Gaming Corporation, 6465 South Rainbow Boulevard, Las Vegas, Nevada 89118, (702) 792-7200, Attn: David Strow, Vice President Corporate Communications.

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BOYD GAMING CORPORATION 6465 SOUTH RAINBOW BOULEVARD LAS VEGAS, NEVADA ATTN: DAVID STROW, VICE PRESIDENT CORPORATE COMMUNICATIONS	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/BYD2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74602-P69545	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOYD GAMING CORPORATION	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:	☐	☐	☐

1.	To elect nine members to our Board of Directors to serve until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified.

	Nominees:
	01)	John R. Bailey	06)	Christine J. Spadafor
	02)	William R. Boyd	07)	A. Randall Thoman
	03)	William S. Boyd	08)	Peter M. Thomas
	04)	Marianne Boyd Johnson	09)	Paul W. Whetsell
	05)	Keith E. Smith

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at

www.proxyvote.com.

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D74603-P69545

BOYD GAMING CORPORATION

Annual Meeting of Stockholders

May 5, 2022 at 1:00 PM (Pacific Daylight Time)

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) William S. Boyd and William R. Boyd (collectively, the “Proxies”), or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BOYD GAMING CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 1:00 PM PDT on May 5, 2022, virtually at www.virtualshareholdermeeting.com/BYD2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Continued and to be signed on reverse side